Exhibit 99.6

TETE Technologies Inc.

C3-2-23A, Jalan 1/152, Taman OUG Parklane

Off Jalan Kelang Lama

58200 Kuala Lumpur, Malaysia

+60 1 2334 8193

March 3, 2026

VIA EDGAR

Division of Corporation Finance

Office of Chief Accountant
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	TETE Technologies Inc. Amendment No. 21 to Registration Statement on Form F-4 File No. 333-273624 Representations Made Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F

To whom it may concern:

TETE Technologies Inc. is a company organized under the laws of the Cayman Islands (the “Company”). In connection with the proposed public offering in the United States of the Company’s ordinary shares, par value US$0.0001 per share, in connection with the proposed business combination involving the Company and Chenghe Acquisition II Co., a company organized under the laws of the Cayman Islands (the “Offering”), the Company hereby respectfully makes the representations to the Securities and Exchange Commission (the “Commission”) required by Instruction 2 to Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering, a company may comply with only the 15-month requirement in Item 8.A.4 of Form 20-F if the company is able to make the representations specified by Instruction 2 to Item 8.A.4 of Form 20-F.

The Company’s filing of Amendment No. 21 to the registration statement on Form F-4 (the “Registration Statement”) on the date hereof contained audited financial statements prepared in accordance with accounting principles generally accepted in the United States of America audited financial statements for TETE Technologies Inc for the year ended November 30, 2024, and for OneShop Retail Sdn. Bhd. for the year ended December 31, 2024.

In submitting the Registration Statement, the Company is complying with the 15-month requirement, rather than the 12-month requirement, with respect to the last year of audited financial statements. The Company is submitting this representation letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.	the Company is not currently a pubic reporting company in any jurisdiction;

2.	the Company is not required by any jurisdiction outside of the United States to issue audited financial statements as of a date not older than 12 months at the time this representation letter is submitted;

3.	compliance with the 12-month requirement in Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company;

4.	the Company does not anticipate that the audited financial statements for TETE Technologies Inc for the year ended November 30, 2025, and for OneShop Retail Sdn. Bhd. for the year ended December 31, 2025 will be available until March 2026 and May 2026, respectively; and

5.	in no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the Offering.

The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

* * *

Please do not hesitate to contact the Company’s counsel at tbokosha@loeb.com if you have any questions regarding the foregoing.

Sincerely yours,

TETE Technologies Inc.

By:	/s/ Tek Che Ng
Name:	Tek Che Ng
Title:	CEO